Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4, Amendment No. 1, of Independent Bank Corp. of our report dated December 10, 2013, on the consolidated balance sheets of Peoples Federal Bancshares, Inc. and Subsidiaries as of September 30, 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three-year period then ended, appearing in the Annual Report on Form 10-K for Peoples Federal Bancshares, Inc. for the fiscal year ended September 30, 2013.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Shatswell, MacLeod & Company, P.C.

Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts

October 17, 2014